INVESTORS: Kenneth A. Czaja, CFO
                                                                    925.941.6260
                                                            MEDIA: Chris Edwards
                                                                    925.279.2926

                  BRITESMILE UPDATES FIRST QUARTER 2005 RESULTS



WALNUT CREEK, CA - May 16, 2005 - BriteSmile, Inc. (NasdaqSC: BSML), a leading international provider of state-of-the-art teeth-whitening systems, today released updated results for the quarter ended March 26, 2005.

Total revenue for the first quarter of 2005 was $9.9 million, or 15% below the first quarter of 2004, and $0.2 million lower than reported in our earnings release issued May 5, 2005. This decline of $0.2 million from the previously reported revenue was due to an increase in deferred revenue related to selected international sales.

The updated net loss was $(3.2) million or $(0.30) per share in the first quarter ended March 26, 2005 compared with $(1.2) million or $(0.12) per share in the first quarter of 2004. This is $0.2 million worse than previously reported, due to the change in first quarter revenue.



                                      # # #

BriteSmile has developed and manufactures the most advanced teeth whitening technology available, as well as manages state-of-the-art BriteSmile Professional Teeth Whitening Centers. BriteSmile Centers are currently operating in Beverly Hills, Irvine, Palo Alto, Walnut Creek and La Jolla, CA; Houston, TX; Denver, CO; Boston, MA; Boca Raton, FL; Atlanta, GA; New York, NY; Chicago and Schaumburg, IL; and, Phoenix, AZ. In addition to BriteSmile Centers, the Company has established more than 5,000 Associated Centers. Of the BriteSmile Associated Centers, more than 2000 are located outside of the United States, in more than 75 countries. For more information about BriteSmile's procedure, call 1-800-BRITESMILE or visit the Company's Website at www.britesmile.com .

                                      # # #

This release, other than historical information, consists of forward-looking statements that involve risks and uncertainties such as the Company's ability to continue past revenue and EBITDA growth, its ability to establish Associated Centers and Professional Teeth Whitening Centers, the ability of those Centers to attract clients, the development and introduction of new products, acceptance of those new products in the marketplace, development of new strategic and marketing relationships in the United States and internationally, and the Company's continued ability to secure financing to support its expansion. Readers are referred to the documents filed by BriteSmile with the Securities and Exchange Commission, specifically the Company's most recent reports on Forms 10-K and 10-Q, that identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements. BriteSmile and its affiliates disclaim any intent or obligation to update these forward-looking statements.

Non-GAAP Financial Information

BriteSmile provides non-GAAP EBITDA or earnings before interest, taxes, depreciation and amortization as additional information for its operating results. These measures are not in accordance with, or an alternative for, financial measures calculated in accordance with generally accepted accounting principles, including net income or loss, the most directly comparable GAAP measure, and may be different from non-GAAP measures used by other companies. BriteSmile's management believes this non-GAAP measure is useful to investors because of: (i) the significant amount of non-cash depreciation and amortization incurred by the Company in its operating results ($1.6 million in the first quarter of 2005 and $1.7 million in the first quarter of 2004), (ii) the non-cash amortization of the discount on debt of $0.6 million in the first quarter of 2005, (iii) the mark-to-market gain related to the convertible notes of $2.7 million in the first quarter of 2005, and (iv) non-cash charge for $0.7 million for stock issuance upon hire of the new CEO. Investors are cautioned that the items excluded from EBITDA are significant components in understanding and assessing BriteSmile's financial performance.

                                BRITESMILE, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS DATA
                                   (unaudited)
                       ($ in thousands, except share data)

                                                                        13 weeks ended     13 weeks ended
                                                                           March 26,         March 27,
                                                                              2005              2004
                                                                     -------------------------------------
REVENUES:
Center whitening fees, net                                                  $ 4,432               $ 4,341
Associated Center whitening fees, net                                         4,162                 5,007
Product and other revenue                                                     1,353                 2,422
                                                                     ---------------       ---------------
Total revenues, net                                                           9,947                11,770

OPERATING COSTS AND EXPENSES:
Operating and occupancy costs                                                 4,201                 4,106
Selling, general and administrative expenses                                  8,366                 6,842
Research and development expenses                                                75                   172

                                                                     ---------------       ---------------
Total Operating Costs and Expenses, excluding
        depreciation, amortization and
        stock grant non-cash charge                                          12,642                11,120

                                                                     ---------------       ---------------
Operating income (loss) before depreciation
        and amortization (EBITDA) excluding
        stock grant non-cash charge                                          (2,695)                  650

Depreciation and amortization                                                 1,591                 1,673
Stock grant non-cash charge                                                     693                     -

                                                                     ---------------       ---------------
Loss from operations                                                         (4,979)               (1,023)

Amortization of discount on debt                                               (637)                  (63)
Gain on mark-to-market of convertible note instruments                        2,730                     -
Other Income/(Expense), net                                                    (208)                  (99)

                                                                     ---------------       ---------------
                                                                     ---------------       ---------------
Loss before income tax provision                                             (3,094)               (1,185)

INCOME TAX                                                                       96                    57

                                                                     ---------------       ---------------
                                                                     ---------------       ---------------
Net loss                                                                   $ (3,190)             $ (1,242)
                                                                     ===============       ===============

BASIC AND DILUTED NET LOSS PER SHARE                                        $ (0.30)              $ (0.12)
                                                                     ===============       ===============

WEIGHTED AVERAGE SHARES - BASIC AND DILUTED                              10,491,815            10,192,292
                                                                     ===============       ===============

       Reconciliation of Non-GAAP financial measures - EBITDA to Net Loss
                                   (unaudited)
                                ($ in thousands)

                                                        13 weeks ended     13 weeks ended
                                                           March 26,         March 27,
                                                              2005              2004
                                                     -------------------------------------
Net loss                                                   $ (3,190)             $ (1,242)
Add back:  Interest expense, net                                208                    99
Add back:  Amortization of debt discount                        637                    63
Add back:  Income tax expense                                    96                    57
Add back:  Depreciation and amortization                      1,591                 1,673
(Gain)/loss from mark-to-market of financial
        instruments related to convertible debt              (2,730)                    -
                                                     ---------------       ---------------
EBITDA                                                       (3,388)                  650
Add back:  stock grant non-cash charge                          693                     -
                                                     ---------------       ---------------
EBITDA excluding stock grant non-cash charge               $ (2,695)                $ 650
                                                     ===============       ===============

                                BRITESMILE, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (unaudited)
                       ($ in thousands, except share data)


                                                                                     March 26,      December 25, 2004
                                                                                        2005
                                                                                 ----------------------------------
                                                                                 ---------------    ---------------

                                     ASSETS

CURRENT ASSETS:
Cash and cash equivalents                                                              $ 13,948           $ 18,880
Trade accounts receivable, net of allowances of $469 and $448,                            1,986              2,118
respectively
Inventories                                                                               1,130              1,635
Prepaid expenses and other                                                                1,003                704
                                                                                 ---------------    ---------------
                                                                                 ---------------    ---------------
Total current assets                                                                     18,067             23,337

PROPERTY AND EQUIPMENT, net                                                              12,252             12,426

OTHER ASSETS                                                                              3,325              3,843

INTANGIBLES, net                                                                          5,305              5,469

                                                                                 ---------------    ---------------
                                                                                 ---------------    ---------------
TOTAL ASSETS                                                                           $ 38,949           $ 45,075
                                                                                 ===============    ===============
                                                                                 ===============    ===============

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable                                                                        $ 4,817            $ 5,182
Accrued liabilities                                                                       5,797              6,867
Deferred revenue                                                                          1,857              1,049
Current portion of long-term debt and capital lease obligations                           1,854              2,137

                                                                                 ---------------    ---------------
                                                                                 ---------------    ---------------
 Total current liabilities                                                               14,325             15,235

LONG-TERM LIABILITIES:
Long-term debt and capital lease obligations                                             11,625             15,650
Other long term liabilities                                                               1,627              1,608

                                                                                 ---------------    ---------------
                                                                                 ---------------    ---------------
Total long-term liabilities                                                              13,252             17,258

                                                                                 ---------------    ---------------
                                                                                 ---------------    ---------------
Total liabilities                                                                        27,577             32,493

STOCKHOLDERS' EQUITY:
Common stock, $.001 par value; 50,000,000 shares authorized;                                 38                 38
10,522,646 and 10,345,974 shares issued and outstanding,
respectively
Additional paid-in capital                                                              172,581            170,601
Accumulated deficit                                                                    (161,247)          (158,057)
                                                                                 ---------------    ---------------
                                                                                 ---------------    ---------------
Total shareholders' equity                                                               11,372             12,582

                                                                                 ---------------    ---------------
                                                                                 ---------------    ---------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                             $ 38,949           $ 45,075
                                                                                 ===============    ===============
                                                                                 ===============    ===============